Exhibit 10.1

CHINA HOLDINGS, INC. EXECUTIVE EMPLOYMENT AND SERVICE CONTRACT

THIS EXECUTIVE EMPLOYMENT AND SERVICE CONTRACT (“CONTRACT”) is made as of the 18th day of December, 2007, by and between China Holdings, Inc., a Nevada corporation, with its principal place of business at 101 Convention Center Drive, Suite 700, Las Vegas, NV 89107-2001, U.S.A. (“CH” or “Company”);  and Mr. Charles Y. Fu (“Executive”).

WHEREAS, CH desires to employ Executive, and Executive is willing to accept such employment (the “Employment”) upon the terms and conditions hereinafter set forth;

WHEREAS,  CH also desires to retain Executive for certain services (the “Services”) in connection with joint ventures, mergers and acquisitions in the People’s Republic China (“China” or the “PRC”) as well as raising capital by CH for such joint ventures, mergers and acquisitions.

NOW, THEREFORE, in consideration of the premises and of the agreements hereinafter contained, the parties agree as follows:

1. Position and Duties.  The Company hereby affirms its employment of Executive as its President, to perform the duties and functions as are specified by the Company’s ByLaws, under the authority of the Board of Directors as selected and approved by the majority of the shareholders.

In addition to performing the duties and exercising the powers in connection with the business of the Company which the Board of Directors may from time to time assign to the Executive, the Executive shall further exercise the power and the business of any associated and/or subsidiary companies of the Company, as may be requested by the Board of Directors from time to time.

Executive hereby accepts such continued employment and, during the Employment Term shall perform his duties (as set forth herein) in a diligent, trustworthy, loyal, businesslike and efficient manner, all for the purpose of advancing the business of the Company and increase shareholder value.

2. Term.  The commencement date of this CONTRACT is December 18, 2007, and shall continue on for a term of five (5) years, or until he resigns or is terminated in accordance with Section 5 of this CONTRACT.

3. Compensation.  As compensation for his services, Executive shall receive the following compensation, expense reimbursement and other benefits:

a.
Base Salary.  For all services rendered by Executive pursuant to this CONTRACT, the Company shall pay Executive an annual salary of US$200,000, which shall be accumulated from December 18, 2007, and shall become fully payable upon raising capital by CH in the amount that is not less than US$3 million.  In addition, the Company hereby affirms its nomination by the management of the Company, election and/or appointment of Executive as its Director upon the success of raising capital by CH in the amount that is not less than US$3 million.

The Executive hereby agrees to waive his base salary in the event that the Executive terminates the Contract prior to the first success of raising capital in any amount by CH after the commencement of this CONTRCT.

b.
Signing-In and Performance Stock Bonuses.  (i) Executive shall be entitled to a signing-in common stock bonus in the amount of (1) 3,000,000 shares of common stock of the Company which is restricted under the SEC Rule 144, to be issued to Executive upon signing this CONTRACT and (2) 1,000,000 shares of common stock of the Company which shall be freely tradable upon the effectiveness of an amended S-8 registration filing and which shall be issued to the Executive immediately upon the effectiveness of the amended S-8 registration filing.  The Company shall file such S-8 registration as soon possible without undue delay.  (ii) In addition, Executive shall be entitled to an additional signing-in common stock bonus in the amount of (1) additional 3,000,000 shares of common stock of the Company which is restricted under the SEC Rule 144, to be issued to Executive either on July 18, 2008 or upon raising capital by CH in the amount that is not less than US$3 million, whichever occurs earlier and (2) additional 1,000,000 shares of common stock of the Company which shall be freely tradable upon the effectiveness of an amended S-8 registration filing and which shall be issued to Executive either on July 18, 2008 or upon raising capital by CH in the amount that is not less than US$3 million, whichever occurs earlier.  The Company shall file such amended S-8 registration as soon possible without undue delay.  (iii) Furthermore, Executive is also entitled to a performance common stock bonus in the amount of 10,000,000 shares of common stock of the Company upon raising capital by CH in the total amount in aggregate that is not less than US$8 million, and such stock bonus shall be issued to the Executive no less than fifteen (15) business days from the date when the funds are deposited into the Company’s bank account.

c.	Quarterly and Annual Stock Options. Executive shall be entitled to annual option, vested quarterly, in the amount and under the terms and conditions as follows:

1). During the 1st year of this Contract (i.e., from December 18, 2007 to December 17, 2008), the Company shall issue 2 million common stock options at the exercising price of $0.10 per share as SEC 144 Rule, to be vested quarterly with 500,000 shares per quarter, and to be expired on and after December 17, 2010.  If this Contract terminated by the Executive before December 17, 2008, these options shall be void and invalid, provided, however, there is no financing occurred from December 18, 2007 to December 17, 2008).

2). During the 2nd year of this Contract (i.e., from December 18, 2008 to December 17, 2009), the Company shall issue 2 million common stock options at the exercising price of $0.20 per share as SEC 144 Rule, to be vested quarterly with 500,000 shares per quarter, and to be expired on and after December 17, 2013.  If this Contract terminated by the Executive before December 17, 2009, these options shall be void and invalid, provided, however, there is no financing occurred from December 18, 2007 to December 17, 2009).

3). During the 3rd year of this Contract (i.e., from December 18, 2009 to December 17, 2010), the Company shall issue 2 million common stock options at the exercising price of $0.30 per share as SEC 144 Rule, to be vested quarterly with 500,000 shares per quarter, and to be expired on and after December 17, 2014.  If this Contract terminated by the Executive before December 17, 2008, these options shall be void and invalid, provided, however, there is no financing occurred from December 18, 2007 to December 17, 2010).

4). During the 4th year of this Contract (i.e., from December 18, 2010 to December 17, 2011), the Company shall issue 2 million common stock options at the exercising price of $0.40 per share as SEC 144 Rule, to be vested quarterly with 500,000 shares per quarter, and to be expired on and after December 17, 2015.  If this Contract terminated by the Executive before December 17, 2008, these options shall be void and invalid, provided, however, there is no financing occurred from December 18, 2007 to December 17, 2011).

5). During the 5th year of this Contract (i.e., from December 18, 2011 to December 17, 2012), the Company shall issue 2 million common stock options at the exercising price of $0.50 per share as SEC 144 Rule, to be vested quarterly with 500,000 shares per quarter, and to be expired on and after December 17, 2016.  If this Contract terminated by the Executive before December 17, 2008, these options shall be void and invalid, provided, however, there is no financing occurred from December 18, 2007 to December 17, 2012).

d.
Medical and Life Insurance Coverage.  Executive and his immediate family shall be entitled to medical, dental, out-patient, hospitalization, health and life insurance coverage. The Company also agrees to provide Executive with a term life insurance policy.  The amount of such policy shall be determined by the Company in its sole discretion. The Company’s Board of Directors may from time to time grant Executive further benefits.  This clause, however, shall only become applicable upon raising capital by CH in the total amount in aggregate that is not less than US$5 million.

e.
Relocation and Moving Allowances.   If relocation is needed, Executive shall be compensated for all the necessary moving and relocation expenses, visa fees, regular family visit travel expenses, and children’s education and school expenses as a result of the move or relocation, subject to prior approval by the Chief Executive Officer of the Company in writing.

f.	Annual Leave. Executive shall be entitled to paid annual vacation of thirty (30) days. Any unused vacation in a particular year may be carried over into the following year.

g.
Reimbursement of Expenses.  Executive shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses incurred by Executive in the performance of his duties hereunder, subject to prior approval by the Chief Executive Officer of the Company in writing..

4. Termination.

a.
Termination Upon Notice.  Executive’s employment by CH may be terminated at the discretion of either the Board of Directors of the Company or Executive by means of written notice given to the other at least 90 days prior to the effective date of such termination. Executive’s employment shall terminate immediately in the event of Executive’s death or “Disability” (as defined below).

b.	Severance Pay. In the event Executive’s employment by CH is terminated by CH for reasons that do not constitute “Cause” (as defined below) then:

(i) CH shall continue to pay Executive his base salary (in cash, stock and options, and on the same dates as would have been paid had he remained an employee) at the same rate (combined base rate and annual bonus rate per pay period as was in effect at the time of termination) for a period of six (6) months after the date of termination, provided that the Company has raised capital in the amount of no less than US$3 million.  The severance period shall increase to twelve (12) months in the event of a Change in control of the Company.

     ‘Change in Control’ shall mean (1) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or (2) the sale, transfer or other disposition of all or substantially all of the Company’s assets; or (3) the consummation of transactions that result in more than 50% of the combined voting power or beneficial interests of the Company’s securities being owned by persons who are current stockholders of the Company.  A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction."

(ii)Those options to purchase shares in CH which have been granted to Executive by CH, and which would have (but for such termination) vested and become exercisable at the next vesting date following such termination, shall become vested as of the date of termination and (together with any options which have already vested) shall be exercisable for the same period as their original terms.

(iii) The performance stock bonuses set forth in Section 3.b shall survive the termination of this CONTRACT, for three (3) years from the date of termination, provided the contacts with the sources of the financing were initiated by the Executive during the term of this Contract.

c.
“Cause” Defined.  For purposes of this CONTRACT,  “Cause” means: (i) a material violation of a specific written resolution by the majority of the Board of Directors; (ii) gross negligence or willful misconduct by Executive as to a matter which is material to CH.  No termination shall be for “Cause” under clauses (i) or (ii) above unless Executive shall have first received written notice from the Company’s Board of Directors advising Executive of the act or omission that constitutes Cause and, if such act or omission is capable of cure, has continued uncured for 60 days or such longer period for cure as is specified in CH’s notice identifying such act or omission.

d.
“Disability” Defined.  For purposes of this CONTRACT, “Disability” means that Executive shall have failed, because of illness or incapacity, to render services of the character contemplated by this CONTRACT for a period of three (3) consecutive months and on the date of determination continues to be so disabled.  The existence or nonexistence of disability shall be determined in good faith by the Board of Directors after notice in writing given to Executive at least 30 days prior to such determination.  During such 30-day period, Executive shall be permitted to make a presentation to the Board of Directors for its consideration.

5.       Non-Disclosure Agreement. Executive acknowledges the interest of the company in maintaining the confidentiality of  information related to its business and shall not at any time during the Employment Term or thereafter, regardless of the reason for or circumstances of termination of employment, directly or indirectly, reveal or cause to be revealed to any person or entity the production processes, inventions, trade secrets, customers lists or other confidential business information obtained by him as a result of his employment or relationship with the Company, except when authorized in writing to do so by  the Board of Directors of the Company; provided, however, that the parties acknowledge that it is not the intent of this section to include within its subject matter (i) information not proprietary to the Company, or (ii) information which is in the public domain.

6.  Non-Competition

Within the non-competition territory, which is defined as the People’s Republic of China (PRC) including the Hong Kong Special Administration Region (Non-competition Territory), the Executive shall not, during the term of the employment, directly compete with CH in the hydro-electric power industry and/or biomass energy projects and/or mining industry (Non-competition Industries), by being an executive, executive director, holder to more than five per cent of the voting power of an entity that directly competes with CH in the Non-Competition Industries within the Non-competition Territory, except as a beneficial holder of shares or other securities of a corporate entity whose shares are quoted on a recognized stock exchange.

7.  General Provisions.

a.
Successors; Assignment.  This CONTRACT shall be binding upon and inure to the benefit of CH and its respective successors and assigns, and any entity which purchases all or substantially all of the business assets of CH, and any such other entity shall be deemed “CH” hereunder.

CH has the right to assign payment of the compensation amount to one of its overseas operating subsidiaries according to the location and service provided by Executive.  Company agrees that Executive shall have to right to assign the compensation and terms of this CONTRACT to a consulting company designated and controlled by Executive.  This CONTRACT shall be binding upon and inure to the benefit of Executive and his respective successors and assignees.

b.
Entire Agreement; Modifications.  This CONTRACT constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations agreements with respect thereto, whether written or oral.  No provision of this CONTRACT may be modified or waived except by a written agreement signed by the parties hereto.

c.
Obligations and Benefits.  The obligations and benefits set forth in this CONTRACT shall be binding and inure to the benefit of the respective parties hereto and their personal representatives, successors and permitted assigns.

d.
Governing law.  This CONTRACT shall in all respects be interpreted, construed and governed by and in accordance with the laws of New York, U.S.A. and the parties hereby submit to the exclusive jurisdiction of the New York, U.S.A. courts.

e.	Severability. If any portion or portions of this CONTRACT shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid and enforceable.
f.	Counterparts. This CONTRACT may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same CONTRACT.

6. Notices.  All notices and other communications under this CONTRACT will be sufficient if written and sent by registered or certified mail, return receipt requested, in the case of Executive, to his residence as shown on the Company’s records, and in the case of the Company, to its registered office.

In Witness Whereof, this CONTRACT has been executed as of the date first written above.

EXECUTIVE:

Signed by:

/s/ Charles Y. Fu
Charles Y. Fu

CHINA HOLDINGS, INC.

/s/ Julianna Jenny Lu
Julianna Jenny Lu , Chairman of the Board and the Chief Executive Officer

Dated: December 18, 2007